Exhibit 99

For more information, contact: Frank M. Jerneycic

Learning Care Group, Inc.

21333 Haggerty Road, Suite 300
Novi, MI 48375

248-697-9000

Learning Care Group, Inc. Announces Optional Redemption of 15% Subordinated Notes

NOVI, Mich., August 2, 2005 – Learning Care Group, Inc. (NASDAQ: LCGI) today announced that it had elected to initiate an optional redemption of all of the Company’s 15% Subordinated Notes due 2008. The aggregate principal amount of the Notes outstanding is $3.5 million.

Redemption of the Notes will occur on Sept. 1, 2005. Funds for this repayment will be provided under the Company’s Credit Agreement with JPMorgan Chase Bank, N.A., which has been increased by $5 million to $22.5 million.

“We are pleased that we are able to repay our debt nearly three years ahead of schedule,” said Bill Davis, President and Chief Executive Officer. “In doing so, given our current borrowing rate under our Credit Agreement, Learning Care Group will see annual pretax savings of approximately $300,000.”

On June 29, 2005, Learning Care Group reported net income of $3.1 million for the fiscal year ended April 1, 2005, the first profitable year since fiscal 2000. The Company’s financial success was largely driven by strong comparable center (centers opened for over 18 months) revenue growth and margin improvements.

About Learning Care Group, Inc.

Learning Care Group, Inc. is the parent company of Tutor Time Child Care/Learning Centers and Childtime Learning Centers. As one of the nation’s premier child care providers, the Company has grown into a network of 459 centers, including operations in 25 states and internationally. For more information on the Learning Care Group please call 248-697-9000 or visit www.learningcaregroup.com.

Statements included herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions of the Private/Securities Litigation Reform Act of 1995. Forward-looking statements, including beliefs of future profitability, involve a number of risks and uncertainties, including, but not limited to, continuation of federal and state assistance programs, demand for child care as well as general economic conditions, pricing and competition. Accordingly, actual results could differ materially from those projected in such forward-looking statements.

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